EX-99.(g)(37)

200 West Street | New York, New York 10282-2198

Tel: 212-902-1000

June 10, 2015

State Street Bank and Trust Company

Attn: Mark Mailloux

Channel Center

One Iron St

Boston, MA 02110

Re: Cayman Commodity-MMRA, Ltd.: Additional Entity to Custodian Contract

Ladies and Gentlemen:

Reference is hereby made to the Custodian Contract dated as of July 15, 1991 by and among Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs MLP Income Opportunities Fund, Goldman Sachs MLP and Energy Renaissance Fund, Cayman Commodity-FIMS, Ltd. (f/k/a the Goldman Sachs Cayman Commodity-FIMS Fund Ltd.) and Cayman Commodity-TTIF, Ltd. (f/k/a the Goldman Sachs Cayman Commodity TTIF Fund Ltd.) (collectively, the “GS Parties”) and State Street Bank and Trust Company (“State Street”), as amended, modified and supplemented from time to time (the “Custodian Contract”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Contract.

This is to advise you that Cayman Commodity-MMRA, Ltd. (the “MMRA Cayman Fund”), an exempted company incorporated and existing under the laws of the Cayman Islands, has been established as a wholly-owned subsidiary of the Goldman Sachs Multi-Manager Real Assets Strategy Fund, a series of Goldman Sachs Trust II. The GS Parties and the MMRA Cayman Fund hereby request that the MMRA Cayman Fund be added to the Custodian Contract and that, accordingly, you act as Custodian of the MMRA Cayman Fund under the terms thereof. All references in the Custodian Contract to the “Trust” shall be deemed to also apply to the MMRA Cayman Fund. In addition, (i) all references in the Custodian Contract to the “Board of Trustees” or “Executive Committee” shall be construed as the directors of the MMRA Cayman Fund; (ii) “Units” shall be construed as the shares of the MMRA Cayman Fund; (iii) the MMRA Cayman Fund will be an additional “Cayman Fund” for purposes of the Custodian Contract; and (iv) the Goldman Sachs Multi-Manager Real Assets Strategy Fund will be an additional “Parent Company” for purposes of the Custodian Contact.

The Custodian Contract is hereby further amended by adding following provisions, applicable with respect to each Cayman Fund:

“Cayman Law Compliance

The Cayman Fund shall be responsible for complying with all laws, rules and regulations applicable to it in the Cayman Islands and elsewhere and any filings required to be made with respect to the Cayman Fund with regulatory authorities in the Cayman Islands or any other jurisdiction are solely the responsibility of the Cayman Fund.

Company Representations and Warranties:

The aggregate interest in any class of shares of the Cayman Fund held by “benefit plan investors” (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed twenty-five per cent (25%) of the outstanding shares of such class without the prior written consent of the Custodian, and the Cayman Fund shall not, without the prior written consent of the Custodian, permit the assets of the Cayman Fund to be deemed assets of an employee benefit plan that is subject to ERISA. Upon written notice, the Custodian shall be entitled to terminate this Agreement, effective immediately, in the event that the Cayman Fund breaches this provision.

Anti-Money Laundering

The Cayman Fund represents and warrants to the Custodian that the Cayman Fund is a wholly-owned subsidiary of a series of either Goldman Sachs Trust or Goldman Sachs Trust II (a “Parent Company”), a U.S. registered investment company, and no other person or entity holds shares of the Cayman Fund (except as disclosed in writing to the Custodian). In connection with its issuance of shares to the Parent Company, the Cayman Fund has complied with all applicable money laundering laws and regulations. The Cayman Fund will provide prompt notice to the Custodian in the event that (i) the Parent Company is no longer the sole shareholder of the Cayman Fund, or (ii) Goldman Sachs Trust is no longer registered under the 1940 Act, and in either case, the Cayman Fund shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation and to take such actions applicable under such circumstances as the Custodian may reasonably require. If the Cayman Fund or investment adviser fails to comply with the provisions contained herein, this Agreement may be terminated immediately and without prior notice by the Custodian.”

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one and retaining one copy for your records.

Sincerely,

GOLDMAN SACHS TRUST

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

GOLDMAN SACHS MLP INCOME OPPORTUNITIES FUND

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

GOLDMAN SACHS MLP AND ENERGY RENAISSANCE FUND

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Treasurer & Principal Financial Officer

CAYMAN COMMODITY-FIMS, LTD. (F/K/A GOLDMAN SACHS CAYMAN COMMODITY- FIMS FUND LTD.)

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Director

CAYMAN COMMODITY-TTIF, LTD. (F/K/A GOLDMAN SACHS CAYMAN COMMODITY TTIF FUND LTD.)

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Director

CAYMAN COMMODITY-MMRA, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Director

Agreed to this 23rd day of June, 2015.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President